Exhibit 4.10

EXECUTION VERSION

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AS OF THE DATE HEREOF AND MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (B) AN EXEMPTION THEREFROM AND, IF REQUESTED BY THE COMPANY, THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

REDEEMABLE CONDITIONAL
WARRANT TO PURCHASE SECURITIES
OF
ROTH CH ACQUISITION I CO. PARENT CORP.

Void after December 31, 2024 (Subject to extension as provided herein)

This Redeemable Conditional Warrant (this “Warrant”) is issued to RECYCLED RESIN INVESTORS, LLC, a Texas corporation (the “Holder”) by ROTH CH ACQUISITION I CO. PARENT CORP., a Delaware corporation (the “Company”), on November 16, 2020. This Warrant is issued in connection with the execution and delivery on the date hereof of that certain Agreement and Plan of Merger (the “Merger Agreement”) by the Company, PureCycle Technologies LLC, a Delaware limited liability company (“PCT”) and certain other parties thereto, pursuant to which, among other things, PCT will become a wholly-owned indirect subsidiary of the Company. The Holder, the Company and PCT each make reference to that certain Redeemable Warrant to Purchase Securities, issued by PCT to Resin Technology, Inc. d/b/a RTI Global on June 29, 2018, which was later transferred to the Holder on October, 2020 (the “Original Warrant”), pursuant to which the Holder has the right to purchase 143,619 Class C Units of PCT (the “Original Warrant Units”) at an exercise price of $37.605 per Class C Unit (subject to the terms and conditions thereof).

1.     Number of Shares Subject to Warrant. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company, to purchase from the Company, at a price equal to the Exercise Price (as defined in Section 1(b) below), the Warrant Shares.

For purposes of this Warrant:

(a)     “Warrant Shares” shall mean the number of Shares allocated to the Original Warrant Units on the PCT Securityholder Allocation Schedule (as defined in the Merger Agreement), which as of the date hereof would be 1,334,313.81 Shares as set forth on the sample PCT Securityholder Allocation Schedule attached to the Merger Agreement as Annex III;

(b)     “Shares” shall mean Holdings Common Shares (as defined in the Merger Agreement);

(c)     “Exercise Price” shall mean an amount in dollars equal to (i) $5,400,792.495 (which is the product of the Original Warrant Units multiplied by $37.605, the exercise price thereof) divided by (ii) the aggregate Warrant Shares; and

(d)     “Fair Market Value” of a Share shall mean:

(i)     if the Shares are listed and traded on the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (each, a “Trading Market”), the volume weighted average of the closing price of one Share on such Trading Market for the 20 trading days ending on the third trading day immediately prior to the date the Notice of Exercise is submitted to the Company in connection with the exercise of the Warrant;

(ii)     if the Shares are not listed on a Trading Market, but is traded in the over-the-counter market, the volume weighted average of the bid price on such Trading Market for the 20 trading days ending on the third trading day immediately prior to the date the Notice of Exercise is submitted in connection with the exercise of the Warrant; or

(iii)     if there is no active public market for the Shares, the value determined in good faith by the Company’s board of directors.

2.     Exercise Period.

(a)     Subject to the terms and conditions set forth in Section 12 hereof, unless earlier terminated in accordance with the terms hereof, this Warrant may be exercised pursuant to the terms hereof during the period beginning upon the Closing (as defined in the Merger Agreement) and ending at 5:00 p.m., Chicago, Illinois time, on December 31, 2024 (such period, the “Term”); provided, that if the Closing does not occur on or prior to June 30, 2021, the “Term” will be extended to end at 5:00 p.m., Chicago, Illinois time, on December 31, 2026. Upon the expiration of the Term, all Warrants evidenced hereby shall thereafter be void and of no further force and effect. Whether or not surrendered to the Company by the Holder, this Warrant shall be deemed cancelled upon the expiration hereof.

(b)     If the Closing does not occur on or prior to June 30, 2021, the “Term” (as defined in the Original Warrant) of the Original Warrant will be extended to end at 5:00 p.m., Chicago, Illinois time, on December 31, 2026.

3.     Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 hereof, the purchase rights hereby represented may be exercised in whole, at the election of the Holder, by the tender of the Notice of Exercise in substantially the form attached hereto as Exhibit A (the “Notice of Exercise”), execution and delivery of a counterpart signature page to the Investor Rights Agreement (as defined in the Merger Agreement), including the lock-up agreements contained therein, and the surrender of this Warrant at the principal office of the Company and by the payment to the Company in cash, by check, cancellation of indebtedness or other form of payment acceptable to the Company, of an amount equal to the then applicable Exercise Price multiplied by the number of Shares then being purchased. The Company will have 30 days from delivery of Notice of Exercise to issue and deliver to the Holder the Warrant Shares.

4.     Issuance of Shares. PCT covenants, and from and after the Joinder Date the Company will covenant, that the Warrant Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

5.     Assumption of Warrant. If at any time, while this Warrant is outstanding and unexpired, there shall be an acquisition of the Company by another entity by means of a merger, reorganization or consolidation of the Company or any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction own, directly or indirectly, less than 51% of the voting power of the resulting or surviving entity immediately upon completion of such transaction, then, as a part of such acquisition, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of Shares, shares of stock or other securities or property of the successor entity resulting from such acquisition which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled to receive in such acquisition if this Warrant had been exercised immediately before such acquisition.

6.     No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional Shares the Company shall make a cash payment therefor equal to (a) such fraction of a Share multiplied by (b) the Fair Market Value as of the date the Holder delivers the applicable Notice of Exercise.

7.     No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to this Warrant or the Warrant Shares, including (without limitation) the right to vote the Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 7 shall limit the right of the Holder to be provided the notices required under this Warrant.

8.     Compliance With Securities Act; Transferability of Warrant or Shares.

(a)     Compliance With Securities Act. The Holder, by acceptance hereof, agrees that this Warrant and the Warrant Shares are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant, or any Warrant Shares, except under circumstances which will not result in a violation of the Securities Act, or any applicable state securities laws. This Warrant and the Warrant Shares (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AS OF THE DATE HEREOF AND MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION THEREFROM, AND, IF REQUESTED BY THE COMPANY, THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THAT EFFECT. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.”

(b)     Transferability. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed for transfer by delivery of an Assignment Form in substantially the form attached hereto as Exhibit B, to the Company at the address set forth in Section 15 hereof, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.

9.     The Company’s Right to Redeem Warrant.

(a)     From and after the Joinder Date, notwithstanding anything to the contrary contained in this Warrant, the Company may at any time (including, without limitation, after a Notice of Exercise is delivered to the Company but prior to delivery by the Company of any Shares to Holder) elect to redeem this Warrant by paying Holder the Redemption Amount (as defined below) in cash, by check, cancellation of indebtedness or other form of payment to the Holder. The Company may exercise its right to redeem this Warrant, in whole and not in part, merely by delivering the Redemption Amount to or on behalf of the Holder at the address set forth for the Holder on the signature page to this Warrant. Upon such delivery of the Redemption Amount, this Warrant shall then be of no further force and effect and the Holder shall surrender this Warrant at the principal office of the Company. Any failure by the Holder to surrender this Warrant to the Company upon delivery by the Company of the Redemption Amount shall not change the fact that this Warrant will be redeemed and be of no further force and effect upon such delivery of the Redemption Amount.

(b)     The “Redemption Amount” shall mean an amount equal to Fifteen Million Dollars ($15,000,000.00).

(c)     THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT THE COMPANY’S RIGHTS UNDER THIS SECTION 9 ARE OF PRIMARY IMPORTANCE AND THAT THE REDEMPTION AMOUNT PROVIDES ADEQUATE AND SUFFICIENT CONSIDERATION TO HOLDER IN ORDER TO JUSTIFY THIS PRIMARY RIGHT OF REDEMPTION IN FAVOR OF THE COMPANY. THEREFORE, IF THE COMPANY’S RIGHT TO REDEEM THIS WARRANT AS SET FORTH IN THIS SECTION 9 IS DETERMINED TO BE UNENFORCEABLE FOR ANY REASON WHATSOEVER, THIS WARRANT SHALL BE DEEMED TERMINATED AND OF NO FORCE AND EFFECT AND THE HOLDER AGREES THAT PAYMENT IN FULL OF THE REDEMPTION AMOUNT SHALL, WITHOUT ANY FURTHER ACTION BY THE COMPANY OR THE HOLDER, FULLY TERMINATE ANY OBLIGATIONS THAT THE COMPANY MAY HAVE TO THE HOLDER IN CONNECTION WITH THIS WARRANT.

10.     Restricted Securities. The Holder understands that this Warrant will not and the Warrant Shares may not be registered at the time of their issuance under the Securities Act for the reason that the issuance of this Warrant and the sale of the Warrant Shares provided for herein is exempt pursuant to Section 4(2) of the Securities Act based on the representations of the Holder set forth herein. The Holder represents that it is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to suffer the total loss of the investment. The Holder further represents that it has had the opportunity to ask questions of and receive answers from PCT regarding the Company concerning the terms and conditions of this Warrant, the business of the Company and its subsidiaries (including, after the Closing, PCT), and to obtain additional information to such Holder’s satisfaction. The Holder further represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act, as presently in effect. The Holder further represents that this Warrant is being acquired for the account of the Holder for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein.

11.     Treatment of Original Warrant; Termination; No Duplication.

(a)     The Holder hereby warrants, as of the date hereof, that it has not transferred, assigned or otherwise conveyed, in whole or in part, the Original Warrant. Without limiting the restrictions on transfer contained in the Original Warrant or this Warrant, the Holder will not, from and after the date hereof, (x) transfer the Original Warrant in whole or in part to any person or entity unless the Holder transfers simultaneously therewith this Warrant (or, if the Holder transfers a portion of the Original Warrant, a proportionate portion of this Warrant) in accordance with the terms hereof or (y) transfer this Warrant in whole or in part to any person or entity unless the Holder transfers simultaneously therewith the Original Warrant (or, if the Holder transfers a portion of this Warrant, a proportionate portion of the Original Warrant) in accordance with the terms hereof. Neither the execution and delivery of this Warrant or the Merger Agreement will affect the terms and conditions of, or the rights and obligations of the Holder and PCT under, the Original Warrant, except (i) as set forth in the immediately preceding sentence and (ii) that each of the Holder and PCT agree that the Original Warrant shall terminate (to the extent not previously exercised in accordance with the terms thereof) automatically and without any further action by any person or entity upon the Closing (as defined in the Merger Agreement). Upon any such termination, the Holder will deliver to the Company the Original Warrant for cancellation.

(b)     Notwithstanding the terms of Section 2, this Warrant shall terminate and be of no further force or effect, and none of the Holder, the Company or PCT will have any rights or obligations hereunder, as of the earliest to occur of (i) the exercise of the Original Warrant in accordance with its terms, (ii) the expiration or termination of the Original Warrant in accordance with its terms (but not, for the avoidance of doubt, the termination of the Original Warrant in accordance with the immediately foregoing sentence), and (iii) the termination of the Merger Agreement in accordance with its terms; provided, that Section 2(b) as it relates to the Original Warrant will survive in the event the Closing does not occur. Upon any such termination, the Holder will deliver to the Company the Warrant for cancellation.

(c)     Notwithstanding any other terms of the Original Warrant or this Warrant, in no event will the Holder (or its successors, assigns or transferees) have the right to exercise both the Original Warrant and this Warrant.

12.     Company Joinder. At or immediately after the Closing (as defined in the Merger Agreement), PCT shall cause the Company to execute a counterpart signature page to this Warrant, and, upon execution of such counterpart signature page, the Company shall become a party to this Warrant with the same force and effect as if originally named as a party herein. The date the Company executes such counterpart signature page shall be referred to as the “Joinder Date”.

13.     Successors and Assigns. This Warrant shall not be assignable, in whole or in part, without the prior written consent of the Company. Any permitted assignment shall be through the form of assignment attached hereto as Exhibit B.

14.     Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company, PCT and the Holder.

15.     Notices. All notices required under this Warrant shall be deemed to have been given or made for all purposes (a) upon personal delivery, (b) upon delivery by electronic mail, (c) one day after being sent, when sent by professional overnight courier service, or (d) three business days after posting when sent by registered or certified mail. Notices to the Company or PCT shall be sent to the addresses of the Company and PCT set forth below (or at such other place as the Company or PCT shall notify the Holder hereof in writing) and notices to the Holder shall be sent to the address of the Holder set forth below (or at such other place as the Holder shall notify the Company and PCT hereof in writing):

To the Company:	Roth CH Acquisition I Co. Parent Corp. 5950 Hazeltine National Drive, Suite 650 Orlando, Florida 32822 Attn: Michael Otworth, CEO E-mail: motworth@innventure.com

With a copy to:	Jones Day 1420 Peachtree St., N.E., Suite 800 Atlanta, Georgia 30309 Attention: Bryan E. Davis; Patrick S. Baldwin E-mail:bedavis@jonesday.com; pbaldwin@jonesday.com

To PCT:	PureCycle Technologies LLC 5950 Hazeltine National Drive, Suite 650 Orlando, Florida 32822 Attn: Michael Otworth, CEO E-mail: motworth@innventure.com

With a copy to:	Jones Day 1420 Peachtree St., N.E., Suite 800 Atlanta, Georgia 30309 Attention: Bryan E. Davis; Patrick S. Baldwin E-mail:bedavis@jonesday.com; pbaldwin@jonesday.com

To the Holder as provided on the signature page of this Warrant.

16.     Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

17.     Governing Law. This Warrant shall be governed by the laws of the State of Delaware, without regard to the choice or conflict of laws principles thereof. Venue for any action under this Warrant shall be in Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Warrant to be duly executed as of the date first set forth above.

PCT

PURECYCLE TECHNOLOGIES LLC

By:	/s/ Michael Otworth
Name:	Michael Otworth
Title:	Chief Executive Officer

HOLDER

RECYCLED RESIN INVESTORS, LLC

By:	/s/ Garland Strong
Name:	Garland Strong
Title:	Managing Director and Co-Founder

Holder’s address of legal residence is as follows:

6618 Bryant Irvin Road, Suite 200 Fort Worth, Texas 76132

Holder’s address for notice purposes (if different than above):

EXHIBIT A

NOTICE OF EXERCISE

To: ROTH CH ACQUISITION I CO. PARENT CORP.

The undersigned hereby elects to purchase Shares (as defined in the attached Warrant) of ROTH CH ACQUISITION I CO. PARENT CORP., pursuant to the terms of the attached Warrant and payment of the Exercise Price per Share required under such Warrant accompanies this notice. The Holder represents that it is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to suffer the total loss of the investment. The Holder further represents that it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of this Warrant, the business of the Company, and to obtain additional information to such Holder’s satisfaction. The Holder further represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act, as presently in effect. The undersigned hereby represents and warrants that the undersigned is acquiring such Shares for its own account for investment purposes only, and not for resale or with a view to distribution of such Shares or any part thereof.

Date:	WARRANTHOLDER:

By:
Name:
Address:

Name in which Shares should be registered:

EXHIBIT B

ASSIGNMENT FORM

TO:     ROTH CH ACQUISITION I CO. PARENT CORP.

The undersigned hereby assigns and transfers unto _____________________________ of                                                                     (Please typewrite or print in block letters) the right to purchase ____________ Shares (as defined in the Warrant), subject to the terms of Redeemable Conditional Warrant to Purchase Securities of ROTH CH ACQUISITION I CO. PARENT CORP., dated as of November [●], 2020 (the “Warrant”).

This assignment complies with the provisions of Section 8 of the Warrant and is accompanied by funds sufficient to pay all applicable transfer taxes.

In addition, the undersigned and/or its assignee will provide such evidence as is reasonably requested by ROTH CH ACQUISITION I CO. PARENT CORP., to evidence compliance with applicable securities laws as contemplated by Sections 8 and 10 of the Warrant.

Date:	By:

(Print Name of Signatory)

(Title of Signatory)